Filed pursuant to Rule 424(b)(2)
Registration No. 333-223628

PROSPECTUS

Horace Mann Educators Corporation

5,000,000 Shares of Common Stock

This prospectus relates to 5,000,000 shares of our common stock that we may offer and issue from time to time in connection with future acquisitions of other businesses, assets or securities by us.

We will determine the amount and type of consideration to be offered and the other specific terms of each acquisition following negotiation by us with the owners or controlling persons of the businesses, assets or securities to be acquired. The consideration for any such acquisition may consist of shares of our common stock or a combination of common stock, cash, notes or assumption of liabilities. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us (including one of our subsidiaries). We expect that the shares of common stock issued in connection with these transactions will be valued at a price reasonably related to the market value of our common stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares, or during some other negotiated period. Persons to whom we issue our common stock under this prospectus may also use this prospectus to resell the common stock. We have not fixed a period of time during which the common stock offered by this prospectus may be offered or sold.

We may also issue shares of common stock upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these transactions.

We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is traded on the New York Stock Exchange under the symbol “HMN.” On March 12, 2018, the last reported per share sale price of our common stock was $43.85.

Investing in our common stock involves risk. You should carefully consider the “Risk Factors” described on page 3 in determining whether to accept stock as all or part of the purchase price for our acquisition of your business, securities or other assets.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-4 that we filed with the Securities and Exchange Commission (“SEC”). Under the shelf registration process, we may from time to time offer and issue up to 5,000,000 shares of our common stock in connection with future acquisitions of other businesses, assets or securities. This prospectus includes (through incorporation by reference) a general description of the common stock that we may offer and issue. We may add, update or change the information contained in this prospectus by means of one or more prospectus supplements. Before investing in our common stock, please carefully review both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus upon written or oral request. Direct any such requests to: Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001, Attention: Corporate Secretary (telephone number (217) 789-2500). To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.

You should rely only on information contained in or incorporated by reference in this prospectus. We have not authorized anyone to give you any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this prospectus (including the information contained in any document incorporated by reference in this prospectus) speaks only as of the date of each such document, unless the information specifically indicates that another date applies.

HORACE MANN EDUCATORS CORPORATION

Horace Mann Educators Corporation (“HMEC”; and together with its subsidiaries, the “Company” or “Horace Mann”) is an insurance holding company incorporated in Delaware. Through its subsidiaries, HMEC markets and underwrites personal lines of property and casualty (primarily personal lines of automobile and property) insurance, retirement products (primarily tax-qualified annuities) and life insurance in the United States of America (“U.S.”). HMEC’s principal insurance subsidiaries are Horace Mann Life Insurance Company, Horace Mann Insurance Company, Horace Mann Property & Casualty Insurance Company and Teachers Insurance Company, each of which is an Illinois corporation, and Horace Mann Lloyds, an insurance company domiciled in Texas.

Founded by Educators for Educators®, we market our products primarily to K-12 teachers, administrators and other employees of public schools and their families. Our nearly one million customers typically have moderate annual incomes, with many belonging to two-income households. Their financial planning tends to focus on retirement, security, savings and primary insurance needs. Management believes that Horace Mann is the largest national multiline insurance company focused on the nation’s educators as its primary market.

We market and service our products primarily through a dedicated sales force of full-time Exclusive Distributors supported by the Company’s Customer Contact Center. These agents sell Horace Mann’s products and limited additional third-party vendor products. Some of these agents are former educators or individuals with close ties to the educational community who utilize their contacts within, and knowledge of, the target market. This dedicated agent sales force is supplemented by an independent agent distribution channel for our retirement products.

We conduct and manage our business through four segments. The three operating segments, representing the major lines of insurance business, are: property and casualty insurance, retirement products, and life insurance. We do not allocate the impact of corporate-level transactions to the operating segments, consistent with the basis for management’s evaluation of the results of those segments, but classify those items in the fourth segment, corporate and other.

We are one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net written premium on a statutory accounting basis. Our 403(b) tax-qualified annuities are voluntarily purchased by individuals employed by public school systems or other tax-exempt organizations through the employee benefit plans of those entities. We have 403(b) payroll deduction capabilities utilized by approximately 30% of the 13,600 public school districts in the U.S.

Unless the context otherwise requires, the terms “we,” “our”, “Horace Mann”, and “us” refer to Horace Mann Educators Corporation and/or its subsidiaries, as appropriate. The term “you” refers to a prospective investor.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement as well as under the caption “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of our common stock. If any one or more of the risks set forth in the applicable prospectus supplement or documents incorporated by reference into this prospectus actually occur, our business, financial condition or results of operations would likely suffer. In addition, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus and any accompanying prospectus supplement and the documents incorporated herein and therein by reference contain statements that are forward-looking. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We want to caution readers that these statements may change based on various factors, and are subject to known and unknown risks and uncertainties. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate,” “target,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify such forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise any such statements or release publicly any revisions to these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus or the occurrence of unanticipated events, except as required by law or regulation. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future performance and actual results may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of, and are based on information available to us on, the date of the applicable document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

A detailed discussion of the factors that could cause actual results to differ materially from our published expectations is contained under the heading “Risk Factors” in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and any other reports we file with the SEC in the future, which are incorporated by reference into this prospectus.

ACQUISITION PROGRAM AND PLAN OF DISTRIBUTION

The shares of our common stock covered by this prospectus may be offered by us from time to time in connection with future acquisitions of other businesses, assets or securities. We expect that any acquisition opportunities will occur in the property and casualty insurance business, retirement products, and life insurance markets. To the extent we seek acquisition targets, we anticipate them to have a strong middle market client focus or significant expertise in one of our focus market areas.

The consideration for such acquisitions may include cash, including installment payments, earn out payments, shares of common stock, evidences of debt, other securities including securities that may be converted into common stock, guarantees, assumptions of liabilities, or any two or more of the foregoing, as determined from time to time by negotiations between us and the owners or controlling persons of the businesses, assets or securities to be acquired. In addition, we may enter into employment contracts and non-competition agreements with former owners and key executive personnel of acquired businesses. At any given time we may be engaged in preliminary discussions or negotiations with potential candidates regarding possible future acquisitions.

In general, the terms of any future acquisition will be determined by negotiations between our representatives and the owners or controlling persons of the businesses, assets or securities to be acquired. The factors taken into account in determining the terms of an acquisition may include the established quality and reputation of the business to be acquired and its management, its gross written premium, earning power, cash flow, growth potential, the location of the business and assets to be acquired, its expertise in an attractive niche, and the geographical and service diversification we anticipate as a result of the acquisition. We anticipate that shares of our common stock issued in any future acquisition will be valued at a price reasonably related to the then current market value of our common stock as reported on the New York Stock Exchange at or about the time or times of delivery of the shares. We do not expect to receive any cash proceeds, other than cash balances of acquired companies maintained in the ordinary course of business, in connection with any such issuances.

This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction, and the registration statement of which this prospectus is a part will be amended or supplemented, as required, to supply information concerning an acquisition.

We will pay all expenses of any offerings under this prospectus. We do not expect that underwriting discounts or commissions will be paid by us except that finder’s fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an “underwriter” within the meaning of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of February 15, 2018, there were 40,780,247 shares of common stock and no shares of preferred stock outstanding.

The following descriptions are summaries of the material terms of our capital stock. You should refer to the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation, our bylaws and the applicable prospectus supplement for additional information about our capital stock. See “Where You Can Find More Information.”

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director. Our common stock is listed on the New York Stock Exchange under the symbol “HMN.”

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably those dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon our liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to share ratably in all assets remaining or distributions to stockholders after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duties. The provision effectively eliminates our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duty as a director. This provision does not, however, exonerate directors from liability under federal securities laws or for (1) breach of a director’s duty of loyalty to us or to our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit. Our by-laws further provide for indemnification of our officers and directors.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. If any person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, New York, New York, has rendered an opinion with respect to the validity of the securities being offered by this prospectus.

EXPERTS

The consolidated financial statements and schedules of Horace Mann Educators Corporation as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s Web site (http://www.sec.gov).

We maintain a Web site on the Internet at http://www.horacemann.com. We make available free of charge, on or through our Web site, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendments to those documents, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained in this prospectus, in a supplement to this prospectus or a subsequently filed document that is incorporated by reference.

This prospectus incorporates by reference the documents set forth below, which Horace Mann has filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for current reports on Form 8-K containing only disclosure furnished (but not filed) under Items 2.02 or 7.01 of any Current Report on Form 8-K and exhibits relating to such disclosure, unless otherwise specifically noted below or in a prospectus supplement.

•	the description of our common stock contained in our Form 8-A, filed on January 5, 1996, including any amendment or report filed for the purpose of updating this description;

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018.; and

•	our Current Report on Form 8-K, filed on March 8, 2018.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference.

We will provide to you, at no cost, a copy of any document incorporated by reference in this prospectus, any prospectus supplement and any exhibits specifically incorporated by reference in those documents. You may request copies of these filings by contacting us at the following address or telephone number:

Horace Mann, Educators Corporation

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

Attention: Corporate Secretary

(217) 789-2500

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE SECURITIES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS DATED MAY 3, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

Horace Mann Educators Corporation

5,000,000 Shares of Common Stock

PROSPECTUS

May 3, 2018

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.